Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT (this “Agreement”), dated as of May 11, 2018, is made by and between Digital Realty Trust, Inc. (the “REIT”), DLR LLC (the “Employer” and together with the REIT, the “Company”) and Scott E. Peterson (“Peterson”).

WHEREAS, Peterson and the Company previously entered into that certain letter agreement, dated as of November 10, 2015 (the “Employment Letter”), pursuant to which Peterson is employed as Chief Investment Officer of the Company;
WHEREAS, effective as of the Termination Date (as defined below), Peterson desires to resign from his position as Chief Investment Officer of the Company, and as an employee of the Company, and Peterson and the Company desire to specify the terms of Peterson’s resignation and termination of employment and to provide for the termination of the Employment Letter; and
WHEREAS, in connection with Peterson’s resignation and termination of employment, the Company wishes to secure the services of Peterson as a consultant to the Company upon the terms and subject to the conditions set forth herein, and Peterson wishes to render such services to the Company upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.Resignation.

a.    Resignation; Termination of Employment Letter. Effective as of May 31, 2018, which date may be extended up to fourteen (14) days at the Company’s sole election (such date, the “Termination Date”), Peterson hereby resigns as an officer and employee of the Company and its affiliates. Peterson and the Company acknowledge and agree that (i) the termination of Peterson’s employment shall not constitute a termination by the Company without “Cause” or by Peterson for “Good Reason” for purposes of the Employment Letter or any other plan or agreement between Peterson and the Company or its affiliates, and (ii) nothing contained in this Agreement or any action taken by the Company in connection with Peterson’s termination of employment or transition to a consulting role (including the training or hiring of a successor to Peterson’s position or to a similar position) will constitute “Good Reason” for purposes of the Employment Letter or any other plan or agreement between Peterson and the Company or its affiliates. In addition, effective as of the Termination Date, the Employment Letter shall terminate, and Peterson shall have no further right or interest thereunder; provided, however, that notwithstanding the foregoing, Sections 6(e) (Termination of Offices and Directorships), 8 (Restrictive Covenants), 9 (Code Section 409A), 11 (Payment of Financial Obligations), 12 (Withholding), 13 (Arbitration) and 17 (Governing Law) of the Employment Letter shall remain in full force and effect in accordance with their terms.

b.    Accrued Salary. On the Termination Date, the Company will pay to Peterson all accrued salary earned through the Termination Date, subject to standard payroll deductions and withholdings. Peterson acknowledges and agrees that, as of the Termination Date, he does not have any accrued, unused vacation or paid-time-off.

c.    Expenses. Peterson acknowledges that, within seven days (7) days after the Termination Date, Peterson will submit his final documented expense reimbursement statement reflecting all business expenses incurred by him through the Termination Date, if any, for which he seeks reimbursement. The Company will reimburse Peterson for any such expenses pursuant to its regular business policies and practices.

d.    Return of Company Property. On or before the Termination Date, except as otherwise determined by the Company, Peterson shall return to the Company all Company documents (and all copies thereof) and other Company property in his possession or control, including, but not limited to: Company files, correspondence, memoranda, notes, notebooks, books, records, plans, forecasts, reports, proposals, agreements, financial information, personnel information, marketing information, research and development information, information regarding business contacts, customers, vendors, strategies, information regarding potential, pending or completed transactions (including, without limitation, mergers, acquisitions, joint ventures and other partnerships), products, computer-recorded information, databases, computer programs, tangible property and equipment, credit cards, entry cards, keys, computer access codes and any other materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Peterson shall make a diligent search to locate any such documents, property, and information. In addition, if Peterson has used any non-Company computer, server, or e-mail system to receive, store, review, prepare, or transmit any Company confidential or proprietary data, materials, or information, he shall immediately provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. Peterson agrees to provide the Company with a written certification verifying that the necessary copying and/or deletion has been completed.

2.Consulting Services. During the period commencing on the Termination Date and ending on February 28, 2019 or such earlier date on which Peterson’s consulting relationship with the Company is terminated as provided herein (the “Consulting Period”), Peterson shall provide such consulting services as may be mutually agreed by and between the Company and Peterson, including the Transitional Services (as set forth herein) as may be reasonably requested by the Company (the “Consulting Services”). Peterson shall provide the Consulting Services to the Company at times and locations mutually agreed to by Peterson and the Company. Peterson shall comply with all applicable policies and procedures of the Company (including, without limitation, technology use, confidentiality, background check, and work authorization policies and procedures).

3.Compensation; Treatment of Equity Awards; Expenses.
a.    Bonus. In consideration of, and subject to and conditioned upon, (i) Peterson’s execution and non-revocation of the Releases (as defined below) in accordance with Section 4 below, (ii) Peterson’s continued compliance with the terms and conditions of this Agreement, including without limitation, the confidentiality, non-solicitation, non-competition and non-disparagement covenants contained or referred to in Section 7 below, and (iii) satisfaction of the Bonus Conditions set forth herein, the Company shall pay to Peterson a one-time cash payment equal to $287,500 (the “Bonus”) to be paid in a single lump sum as set forth herein.
b.    Treatment of Equity Awards. Peterson represents and acknowledges that except as set forth on Exhibit A attached hereto, he has no outstanding equity awards or equity-based awards with respect to the REIT, Digital Realty Trust, L.P. (the “Operating Partnership”) or any affiliate thereof (the “Equity Awards”), or any other rights to acquire stock or equity interests of any such entity. In consideration of, and subject to and conditioned upon, Peterson’s execution and non-revocation of the Releases in accordance with Section 4 below and Peterson’s continued compliance with the terms and conditions of this Agreement, including without limitation, the confidentiality, non-solicitation, non-competition, and non-disparagement covenants contained or referred to in Section 7 below, the Company, the Operating Partnership and Peterson agree that each outstanding Equity Award held by Peterson shall be treated in accordance with the terms of the applicable award agreement governing such Equity Award; provided, however, that in no event shall the termination of Peterson’s employment with the Company pursuant to this Agreement or a termination of the consulting relationship established hereby upon the expiration of the Consulting Period or by either party for any reason, in either case, constitute a Qualifying Termination as defined in, and for purposes of, any applicable award agreement governing Peterson’s outstanding Equity Awards. All Equity Awards that have not become vested as of the conclusion of the Consulting Period shall, automatically and without further action, terminate and be cancelled without consideration therefor, and Peterson shall have no further right or interest therein.
c.    Expenses. The Company shall, in accordance with applicable Company policy, reimburse Peterson for reasonable and necessary business expenses actually incurred or paid by Peterson during the Consulting Period in connection with the Consulting Services, subject to proper substantiation of such expenses in accordance with applicable Company policy; provided, however, that Peterson shall not be authorized to incur any such expenses (including any travel expenses) without prior written approval from the Company.
d.    Right to Receive/Retain Payments and Benefits. Peterson’s compliance with the terms of Sections 1.d, 7 and 8 of this Agreement (including any agreements or covenants cross-referenced therein) and execution and non-revocation of the Releases in accordance with Section 4 below are conditions to his right to receive and retain the Bonus and the continued vesting of his Equity Awards as set forth in Section 3.b. If Peterson violates or breaches Sections 1.d, 7 or 8 of this Agreement (including any agreements or covenants cross-referenced therein), does not execute or revokes any Release, or if the Company terminates the consulting relationship established hereby for Cause, the Company shall not be obligated to pay the Bonus or continue to provide Peterson with the continued vesting of his Equity Awards in accordance with Section 3.b above.
4.Release of Claims and Notice of Rights. Peterson acknowledges and agrees that the right to receive and retain the Bonus and the continued vesting of the Equity Awards set forth in Section 3.b is subject to and conditioned upon his execution, delivery, and non-revocation of a first general release of claims (a “First Release”) and a second general release of claims (a “Second Release”) in forms prescribed by the Company (collectively, the “Releases”). Peterson shall execute and deliver the First Release within twenty-one (21) days following the Termination Date, and shall execute and deliver the Second Release within twenty-one (21) days following the date on which Peterson’s consulting relationship terminates. The parties agree that nothing in this Agreement shall be construed to limit Peterson’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (“Government Agencies”). Further, the parties agree that this Agreement does not limit Peterson’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Peterson’s right to receive an award for information provided to any Government Agencies.

5.Termination. The consulting relationship established hereby may not be terminated by either party prior to February 28, 2019, except that the Company may terminate the consulting relationship for Cause at any time or the consulting relationship may be terminated at any time by mutual agreement of the Company and Peterson. For purposes of this Agreement, “Cause” will be determined in the reasonable discretion of the Company, and will include, without limitation, the following: (i) failure by Peterson to exercise a reasonable level of skill and efficiency in performing the Consulting Services; (ii) misconduct by Peterson which injures the general reputation of the Company or its subsidiaries or affiliates or interferes with contracts or operations of the Company or its subsidiaries or affiliates; (iii) Peterson’s conviction of, or entry of a guilty or no contest plea to, a felony or any crime involving moral turpitude; (iv) fraud, misrepresentation, or breach of trust by Peterson in the course of his services which adversely affects the Company or its subsidiaries or affiliates; (v) Peterson’s willful and gross misconduct in the performance of the Consulting Services that results in economic or other injury to the Company or its subsidiaries or affiliates; (vi) a breach of the covenants set forth or referred to in Section 7 below; or (vii) a breach by Peterson of any of his obligations under this Agreement.

6.Obligations of the Company Upon Termination. Upon the termination of the consulting relationship established hereby for any reason, the continued vesting of Peterson’s Equity Awards under this Agreement shall cease as of the applicable date of such termination. In addition, if the consulting relationship established hereby terminates due to the expiration of the Consulting Period or is earlier terminated by mutual agreement of the Company and Peterson, subject to and conditioned upon Peterson’s execution and non-revocation of the Second Release, the Company shall pay to Peterson, in accordance with the timing requirements specified in Section 3.a above, a lump sum payment equal to the Bonus, to the extent earned but unpaid prior to the date of termination. Except as expressly provided in this Section 6, Peterson shall not be entitled to any further payments in connection with or following the termination of the consulting relationship established hereby.

7.Restrictive Covenants.

a.Confidentiality. Peterson agrees that during the Consulting Period and thereafter, he will not, directly or indirectly, disclose or appropriate to his own use, or the use of any third party, any trade secret or confidential information concerning the REIT, the Operating

Partnership, or their respective subsidiaries or affiliates (collectively, the “Digital Group”) or their businesses, whether or not developed by Peterson, except as required in connection with Peterson’s performance of the Consulting Services. Peterson further agrees that, upon termination of the consulting relationship hereunder, he will not receive or remove from the files or offices of the Digital Group any originals or copies of documents or other materials (physical, electronic, or otherwise) maintained in the ordinary course of business of the Digital Group, and that he will return any such documents or materials (physical, electronic, or otherwise) otherwise in his possession. Peterson further agrees that, upon termination of the consulting relationship, he will maintain in strict confidence the projects, including, but not limited to, leasing, build-to-suit, merger and acquisition transactions (including acquisitions of land), in which any member of the Digital Group is involved or contemplating (collectively, the “Digital Group Projects”).
The federal Defend Trade Secrets Act of 2016 (the “Act”) provides immunity from liability in certain circumstances to employees, contractors, and consultants for limited disclosures of Digital Group “trade secrets,” as defined by the Act. Specifically, employees, contractors, and consultants may disclose trade secrets: (1) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (2) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, employees, contractors, and consultants who file lawsuits for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner: (1) the individual may disclose the trade secret to his/her attorney, and (2) the individual may use the information in the court proceeding, as long as the individual files any document containing the trade secret under seal and does not otherwise disclose the trade secret “except pursuant to court order.”
b.Non-Solicitation of Customers and Suppliers. Peterson agrees that during the Consulting Period, he will not, directly or indirectly, solicit, induce, or encourage any customer, vendor, or other party doing business with any member of the Digital Group to terminate or limit their existing contractual relationships with the Digital Group or such member or transfer their business from the Digital Group or such member, including in the context of any rights of first offer, renewals or extension options of any customer of the Digital Group, and he will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
c.Non-Competition. Peterson covenants and agrees that during the Consulting Period, he shall comply with the Non-Competition Covenants set forth herein.
d.Non-Disparagement. Peterson agrees that during the Consulting Period and thereafter, he will not make any statement, publicly or privately, which disparages or would reasonably be expected to disparage the Digital Group or any of its employees, officers or directors. The Company agrees to instruct its executive officers and directors not to make, during the Consulting Period and thereafter, any statement, publicly or privately, which disparages or would reasonably be expected to disparage Peterson.

e.Proprietary Information and Inventions Assignment Agreement. Peterson acknowledges and agrees that he has executed that certain Proprietary Information and Inventions Assignment Agreement with the Employer, dated November 10, 2015, a copy of which is attached hereto as Exhibit B (the “PIIAA”), and that such agreement shall remain in full force and effect in accordance with its terms.
f.Interpretation. In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
8.Cooperation. During the Consulting Period and thereafter, Peterson shall cooperate with the Digital Group, upon the reasonable request of the Company, with respect to any internal investigation or administrative, regulatory, or judicial proceeding involving matters that arose during Peterson’s employment with the Company (including, without limitation, Peterson being available to the Digital Group upon reasonable notice for interviews and factual investigations, appearing at the reasonable request of the Company to give testimony without requiring service of a subpoena or other legal process, and turning over to the Digital Group all relevant Digital Group documents which are or may have come into Peterson’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or unreasonably interfere with Peterson’s personal schedule or ability to engage in gainful employment and the Company shall reimburse Peterson for any actual, reasonable, out-of-pocket expenses incurred in connection with providing any such cooperation.

Nothing herein is intended to be or will be construed to prevent, impede, or interfere with Peterson’s right to respond accurately and fully to any question, inquiry, or request for information regarding the Digital Group or his or her employment with the Company when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any federal, state, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Peterson is not required to contact the Digital Group regarding the subject matter of any such communications before they engage in such communications.

9.References. Any and all inquiries made by outside third parties concerning the employment of Peterson by the Company shall be directed to Cindy Fiedelman, Chief Human Resources Officer. The Company agrees that if contacted by a prospective employer of Peterson, it will only verify dates of employment, salary as of the Termination Date and job classification held by Peterson.

10.Independent Contractor. The Company and Peterson expressly agree that, during the Consulting Period, Peterson is solely an independent contractor and neither Peterson nor any principal, employee, or contractor of Peterson shall be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever. Nothing in this Agreement shall establish an agency, partnership, joint venture, or employee relationship between the Company and Peterson, and Peterson shall not represent himself as an employee or officer of the Company. The Company and Peterson agree and acknowledge that neither party hereto renders legal, tax, or accounting advice to the other party. Without limiting the generality of the foregoing, the Company shall not provide Peterson or any principal, employee, or contractor of Peterson with, and no such individual shall be eligible to receive from the Company under any Company plan, any benefits, including without limitation, any pension, health, welfare, retirement, workers’ compensation, or other insurance benefits. Peterson shall be solely responsible for all taxes arising in connection with the payment of the Bonus (if any) (except to the extent required by law, as determined by the Company) and the continued vesting of the Equity Awards in respect of the Consulting Services, including, without limitation, any and all federal, state, local and foreign income, and employment taxes.

11.No Assignment. This Agreement and the rights and duties hereunder are personal to Peterson and may not be assigned, delegated, transferred, or pledged by Peterson. Peterson hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge, or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party in connection with (i) the sale, transfer, or other disposition of all or substantially all of the assets of the Company or (ii) a merger, consolidation, or other similar corporate transaction involving the Company.

12.Indemnification. Without limiting any other right of indemnification, contribution or recovery, if the Company or its officers, directors, employees, or agents incur any liability or expense as a result of any claim that any of the above representations and warranties are not true or have been breached or that arise from Peterson’s negligent performance of the Consulting Services, Peterson shall indemnify the Company, its officers, directors, employees, and agents and hold each of them harmless against all such liability or expense, including reasonable attorney’s fees.

13.Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:
Digital Realty Trust, Inc.
Four Embarcadero Center, Ste. 3200
San Francisco, CA 94111
Attn: General Counsel
Fax: (415) 738-6501

If to Peterson, to his most recent address on the Company’s books and records.

14.Miscellaneous.

a.    Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of California, without reference to the principles of conflicts of law of California or any other jurisdiction, and where applicable, the laws of the United States.

b.    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Peterson and the Company. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

c.    Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and each of their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any benefit, rights, remedies, obligations, or liabilities under or by reason of this Agreement.

d.    No Authority to Bind the Company. Peterson shall have no authority to, and Peterson shall not, (i) enter into any contract or agreement on behalf of the Company or otherwise bind or commit the Company or (ii) except as expressly authorized in accordance with Section 3.c above, incur any expense or liability on behalf of the Company.

e.    Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

f.    Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.

g.    Entire Agreement. The terms of this Agreement (together with the PIIAA and any other agreements and instruments contemplated hereby or referred to or incorporated herein) are, as of the date hereof, intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. As of the date hereof, this Agreement shall supersede all undertakings or agreements, whether written or oral, previously entered into by Peterson and the Company or any predecessor thereto or affiliate thereof with respect to the subject matter hereof (including, without limitation, the Employment Letter, except as expressly provided herein). References in this Agreement to “this Agreement” and/or “herein” shall include all annexes and exhibits hereto.

h.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.Acknowledgement. Peterson hereby acknowledges (i) that Peterson has consulted with or has had the opportunity to consult with independent counsel of Peterson’s own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Peterson has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Peterson’s own judgment. Without limiting the generality of the foregoing, Peterson acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A of the Internal Revenue Code or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes.

[Signature Page Follows]
IN WITNESS WHEREOF, the parties hereto have executed this Separation and Consulting Agreement effective as of the date first written above.

DIGITAL REALTY TRUST, INC.,
a Maryland corporation

By: /s/ Joshua A. Mills
Name: Joshua A. Mills
DLR LLC,
a Maryland limited liability company

By: Digital Realty Trust, L.P.
Its: Managing Member
By: Digital Realty Trust, Inc.
Its: General Partner
By: /s/ Joshua A. Mills
Name: Joshua A. Mills
Title: Senior Vice President, General Counsel and Secretary

SCOTT E. PETERSON

/s/ Scott E. Peterson
Scott E. Peterson

Exhibit A

EQUITY AWARDS

Grant Date	Award ID	Type of Award	Number of Units Awarded	Status as of Termination Date
Feb. 24, 2015	4175	Performance-based Profits Interest Units	48,868	26,842 units vested 22,026 units unvested
Jan. 1, 2016	4506	Performance-based Profits Interest Units	23,971	23,971 units unvested
Feb. 16, 2016	4947	Time-based Profits Interest Units	2,488	1,244 units vested 1,244 units unvested
Jan. 1, 2017	5599	Performance-based Profits Interest Units	13,692	13,692 units unvested
Feb. 28, 2017	7353	Performance-based Profits Interest Units	1,968	1,968 units unvested
Feb. 28, 2017	6906	Time-based Profits Interest Units	6,111	1,527 units vested 4,584 units unvested
Jan. 1, 2018	10013	Performance-based Profits Interest Units	14,238	14,238 units unvested
Mar. 2, 2018	10049	Time-based Profits Interest Units	6,719	6,719 units unvested
Mar. 2, 2018	10054	Time-based Profits Interest Units	2,927	2,927 units unvested
Mar. 9, 2018	10062	Performance-based Profits Interest Units	4,769	4,769 units unvested
Note: Performance-Based Profits Interest Units granted in 2016 and after are shown at target.

Exhibit B

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

[See Attached]

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